Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of April 30, 2012 (this “Agreement”), is by and between Milacron Holdings Inc., a Delaware corporation (together with any other current or future holding company set up to hold, directly or indirectly, the stock or assets of Milacron Holdings Inc., the “Company”), and John Francy, an individual resident of the State of Ohio (the “Executive”).

WHEREAS, the Company currently employs the Executive under the terms and conditions of that certain Employment Agreement entered into by and between the Company and the Executive on February 19, 2010 (the “Existing Employment Agreement”):

WHEREAS, the Company and its current shareholders and option holders, including the Executive, have entered into a Stock Purchase Agreement with Mcron Acquisition Corp., a Delaware corporation (the “Buyer”), dated as of March 29, 2012 (the “Purchase Agreement”), pursuant to which the Buyer will purchase the Company’s Common Stock and Options (each as defined in the Purchase Agreement), including the Options held by the Executive;

WHEREAS, pursuant to the Purchase Agreement, the Buyer has adopted the Option Plan (as defined in the Purchase Agreement), and the Buyer and the Executive will, concurrently with the execution of this Agreement, enter into an Option Agreement that sets forth the terms pursuant to which the Executive will be granted options to purchase shares of common stock of the Buyer;

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to continue to employ the Executive the capacity set forth in this Agreement, and the Executive is willing to continue serving in his current capacity as an employee of the Company, subject to the terms and conditions of this Agreement; and

WHEREAS, the Company and the Executive desire to amend and restate the Existing Employment Agreement as set forth in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment and Duties.

(a) General. The Executive shall serve as the Chief Financial Officer and Chief Administrative Officer of the Company and shall report directly to the Chief Executive Officer of the Company (the “CEO”). The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time to time by the CEO. The Executive’s principal place of employment shall be located in Batavia, Ohio; provided, however, that the Executive understands and agrees that he will be required to travel from time to time for business reasons.

(b) Exclusive Services. For so long as the Executive is employed by the Company, the Executive shall devote his full-time working time to his duties hereunder, shall faithfully serve the Company, shall in all material respects conform to and comply with the lawful directions and instructions given to him by the CEO and shall use his reasonable best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other person or organization without the consent of the CEO or otherwise engage in activities that would interfere in any material respect with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may serve on not-for-profit corporate, civic or charitable boards or engage in charitable activities without remuneration therefor, provided that such activity does not contravene the first sentence of this Section 1(b).

2. Term. The initial term of the Executive’s employment under this Agreement shall commence on the date first set forth above (the “Effective Date”) and shall expire on the fifth anniversary of the Effective Date (the “Initial Term”); provided, however, that the Initial Term of the Executive’s employment shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party’s intention not to extend the term has been given to the other party at least six months prior to the expiration of the then-effective term. The Initial Term, together with any extensions, is referred to herein as the “Term.”

3. Definitions.

(a) Termination for “Cause” means termination of the Executive’s employment because of:

(i) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement or any written policy of the Company, including, without limitation, the willful and continued failure or refusal of the Executive to substantially perform the duties reasonably required of him as an employee of the Company;

(ii) the Executive’s conviction of, or plea of nolo contendere to, (a) any felony or (b) another crime involving material acts of dishonesty or moral turpitude that relates to the property of the Company or which is or could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates;

(iii) the Executive’s engaging in any willful misconduct which is or could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; or

(iv) the Executive’s engaging in any intentional act of dishonesty, violence or threat of violence (including any violation of federal securities laws) which is or could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates.

In the event of the existence of grounds that would constitute Cause as contemplated in subsections (i) or (iii) above, such grounds shall constitute Cause only if the Company provides written notice to the Executive of the grounds and the facts which constitute Cause within 90 days following the initial existence of the grounds and the Executive thereafter fails to cure such grounds within 30 business days following his receipt of such notice (or, in the event that such grounds cannot be corrected within such 30 day period, the Executive has not taken all reasonable steps within such 30 day period to correct such grounds as promptly as practicable thereafter).

(b) “EBITDA” means the Company’s consolidated earnings before interest, taxes, depreciation and amortization, as reported in the audited consolidated financial statements of a Company for any given fiscal year and as determined in accordance with Generally Accepted Accounting Principles, and any other adjustments as agreed between the Company’s management and Board of Directors.

(c) Resignation for “Good Reason” means termination of employment by the Executive because of the occurrence of any of the following events:

(i) there is a material reduction in the Executive’s Base Salary, unless agreed to in writing by the Executive;

(ii) the Executive is required to relocate to a different principal place of business that is located more than 100 miles away from his primary residence as of the Effective Date (which primary residence address is set forth in Section 24 below); or

(iii) the Company’s delivery to the Executive of a notice of nonrenewal of the Term, as provided in Section 2.

In the event of existence of grounds that would constitute Good Reason as contemplated in subsections (i), (ii) or (iii) above, such grounds shall constitute Good Reason only if the Executive provides written notice to the Company of the facts which constitute the grounds within 90 days following the initial existence of the grounds and the Company thereafter fails to cure such grounds within 30 business days following its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30-day period to correct such grounds as promptly as practicable thereafter).

4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary. The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $320,000, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices, as established from time to time. The Base Salary shall be reviewed by the CEO not less often than annually. The Base Salary shall not be decreased by the Company except with the prior written consent of the Executive.

(b) Annual Bonus. For each fiscal year during the Term, the Executive shall be eligible to receive an incentive bonus expressed as a percentage of his Base Salary (the “Annual Bonus”). The Annual Bonus will be paid in a lump sum as soon as reasonably practicable following the end of the applicable fiscal year, but in no event later than March 15 of the calendar year following the calendar year to which such bonus relates. The actual Annual Bonus shall be determined based upon performance goals established by the CEO and/or the Company’s Board of Directors or a committee thereof (the “Board”) which performance goals will generally be communicated to the Executive no more than 90 days before the beginning of the fiscal year in which the performance targets apply. Such performance goals shall be based on synergies, EBITDA, debt repayment, maintenance of financial ratios, cash flow or any other such measures as deemed appropriate by the CEO and/or Board (the “Performance Goals”). The Performance Goals shall establish a target level of performance (the “Target Level”), a stretch level of performance (the “Stretch Level”) and a threshold level of performance (the “Threshold Level”). The Annual Bonus shall be calculated as follows:

(i) If the actual performance level achieves the Threshold Level, the Annual Bonus shall equal 25 percent of the Base Salary;

(ii) If the actual performance level achieves the Target Level, the Annual Bonus shall equal 50 percent of the Base Salary;

(iii) If the actual performance level achieves or exceeds the Stretch Level, the Annual Bonus shall equal 100 percent of the Base Salary; and

(iv) If the actual performance level does not reach the Threshold Level, the Annual Bonus shall be zero.

If the performance level is at an intermediate point between the Threshold Level and the Target Level, or between the Target Level and the Stretch Level, the amount of the Annual Bonus shall be linearly interpolated between the percent of the Base Salary used to calculate the Annual Bonus at such levels. For example, if the actual performance reaches the midpoint between the Threshold Level and the Target Level, the Annual Bonus will equal 37.5 percent of the Base Salary.

(c) Savings and Retirement Plans. The Executive shall be eligible to participate in all savings and retirement plans applicable generally to other executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(d) Welfare Benefit Plans. The Executive and his eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other executives of the Company, in accordance with the terms of the plans, as may be amended from time to time.

(e) Expenses. Upon presentation of written documentation thereof, in accordance with the applicable expense reimbursement policies and procedures of the Company as in effect from time to time, the Company shall reimburse the Executive for reasonable business-related expenses incurred by the Executive in the fulfillment of his duties. Payments with respect to reimbursements of expenses shall be made promptly and in accordance with the applicable expense reimbursement policies and procedures of the Company, but in any event, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

(f) Vacation. The Executive shall be entitled to four weeks of paid vacation each year during the Term, subject to the Company’s vacation policy in effect from time to time.

(g) Indemnification. To the fullest extent permitted by the indemnification provisions of the laws of the State of Delaware in effect from time to time, and subject to the conditions thereof, the Company shall (A) indemnify the Executive, as an officer of the Company, against all liabilities and reasonable expenses that the Executive may incur in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was an officer of the Company (or is or was serving, at the request of the Company, as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other entity), and against which the Executive may be indemnified by the Company, and (B) upon submission of appropriate documentation, pay for or reimburse in advance the reasonable expenses incurred or to be incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was an officer of the Company (or is or was serving, at the request of the Company, as a director, officer, trustee, partner, managing member, fiduciary, employee or agent of any other entity). The rights of the Executive hereunder and under the Articles of Incorporation and Bylaws of the Company and under the laws of the State of Delaware shall survive the termination of the employment of the Executive by the Company. Unless specifically so provided therein, no amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Executive under this Agreement in respect of any action taken or omitted by the Executive prior to such amendment, alteration or repeal. To the extent that a change in the laws of the State of Delaware, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under the laws of the State of Delaware, it is the intent of the parties hereto that the Executive shall enjoy by this Agreement the greater benefits afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy (including under the Articles of Incorporation or Bylaws of the Company), and every other right or remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise (including under the Articles of Incorporation or Bylaws of the Company).

5. Termination of Employment.

(a) Termination for Cause; Resignation Without Good Reason. If, prior to the expiration of the Term, the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of the Company’s termination of the Executive’s employment for Cause, or if the Executive resigns from his employment hereunder other than for Good Reason, the Executive shall be entitled only to payment of any unpaid Base Salary through and including the date of termination or resignation, any Annual Bonus earned, but unpaid, for the year immediately preceding the year in which the termination date occurs (which unpaid Annual Bonus amount shall be paid no later than March 15 of the year following the year in which the amount was earned), and any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company (such other amounts or benefits being referred to collectively as the “Other Accrued Compensation and Benefits”). Except as set forth in this subsection (a), the Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment.

(b) Termination without Cause; Resignation for Good Reason.

(i) If the Executive incurs a “Separation from Service” within the meaning of Section 409A of the Code, by reason of the Company’s termination of the Executive’s employment without Cause, or if the Executive resigns from his employment hereunder for Good Reason, the Executive shall be entitled to the following:

(A) an amount equal to 18 months’ Base Salary, payable in equal installments over a period of 18 months;

(B) payment by the Company on the Executive’s behalf of the full premium amount (determined as of the date of termination) for continued coverage under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the Executive, and, to the extent that the Executive is providing coverage for his spouse or eligible dependents as of the termination date, for such individuals; provided, however, that the Company’s obligation to pay such premiums shall cease immediately upon the earlier of the expiration of the statutory COBRA period and the date the Executive becomes eligible for coverage under any other group health plan (as an employee or otherwise) or Medicare; and

(C) any Other Accrued Compensation and Benefits.

(ii) Unless otherwise provided herein, all payments and benefits provided under this Section 5(b) shall commence within 75 days after the Executive’s termination of employment. The Company shall not be required to make the payments and provide the benefits provided for under this Section 5(b) unless the Executive executes and delivers to the Company, within 60 days following the Executive’s termination of employment, a release substantially in the form attached hereto as Exhibit A, and the release has become effective and irrevocable in its entirety in such 60- day period. The Executive’s failure or refusal to sign the release (or the Executive’s revocation of such release in accordance with applicable laws) will result in the forfeiture of the payments and benefits under this Section 5(b).

(iii) If, following a termination of employment without Cause or a resignation for Good Reason, the Executive breaches the provisions of Sections 6 through 10 hereof or breaches any provision set forth in the executed copy of the General Release of Claims, the Executive shall not be eligible, as of the date of such breach, for the payments and benefits described in Section 5(b), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease.

(c) Termination Due to Death or Disability. The Executive’s employment with the Company shall terminate automatically on the Executive’s death. In the event of the Executive’s Disability (as defined herein), the Company shall be entitled to terminate his employment. In the event of the Executive’s death or if the Executive incurs a “Separation from

Service” within the meaning of Section 409A of the Code by reason of the Executive’s Disability, the Company shall pay to the Executive (or his estate, as applicable), the Executive’s Base Salary through and including the date of termination and any Other Accrued Compensation and Benefits. For purposes of this Agreement, “Disability” means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties for a period in excess of 90 consecutive days or for more than 180 days in any consecutive 12-month period. Evidence of such physical or mental disability or infirmity shall be certified by a physician licensed to practice in the state of residence of the Executive, which physician is mutually agreeable to the CEO and the Executive. If there is no agreement on the selection of the physician, then the CEO shall select one physician and the Executive shall select one physician, and the two physicians shall attempt to mutually agree upon such physical or mental disability or infirmity. If the two physicians cannot agree, then the two physicians shall jointly select a third physician, whose opinion on such physical or mental disability or infirmity shall control.

(d) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a written “Notice of Termination” to the other party hereto given in accordance with Section 24 of this Agreement. In the event of a termination by the Company for Cause, or by the Executive for Good Reason, the Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specify the date of termination, which date shall not be more than 30 days after the giving of such notice, provided that the date of termination will not occur before the expiration of any applicable cure period. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Resignation from Directorships and Officerships. The termination of the Executive’s employment for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Company and (ii) all fiduciary positions the Executive holds with respect to any employee benefit plans or trusts established by the Company. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(f) Tax Indemnity.

(i) Notwithstanding any provision of this Agreement to the contrary, if the Executive becomes entitled to payment and/or benefits provided by this Agreement or any other amounts in the nature of compensation, whether alone or together with other payments or benefits that the Executive receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates or any other person whose actions result in a change of ownership or effective control of the Company, and such payments and/or benefits would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and/or any corresponding and applicable state law provision, the payments and/or benefits provided to the Executive under this Agreement will be reduced by reducing the amount of payments and benefits payable to the Executive (the “280G Reduction”) to the extent necessary so that no portion of the Executive’s payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”). If a 280G Reduction is required, the Executive may first choose between reducing any benefits or payments that are exempt from Section 409A, and only after exhausting them will there be a reduction of benefits that are subject to Section 409A. Notwithstanding the foregoing, the 280G Reduction will be made if and only if all “parachute payments” (within the meaning of Code Section 280G and associated regulations) do not exceed 110% of the maximum amount (the “280G Limit”) of payments and benefits that could be payable to the Executive so that no portion of Executive’s payments or benefits will be subject to the Excise Tax. To the extent that the 280G Reduction is not applicable because the parachute payment to the Executive exceeds 110% of the 280G limit, the Company will pay to the Executive the “Gross-Up Payment” as set forth in subsection (ii) below. Any 280G Reduction pursuant to this paragraph shall be effectuated by reducing the payments and benefits hereunder in the following order: (A) any severance payment due pursuant to Section 5, or the waiver of accelerated vesting of awards or benefits that are exempt from Section 409A if the Executive so elects, and (B) the benefit continuation pursuant to Section 5.

(ii) As provided above, in the event that (A) the 280G Reduction is not applicable because the parachute payment to the Executive exceeds 110% of the 280G limit, and (B) it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise), but determined without regard to any additional payments required under this Section 5(f) (a “Payment”) would be subject to the Excise Tax, then the Company will pay to the Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, both any income taxes (and any interest and penalties imposed with respect thereto), and the Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to 25 percent of the Excise Tax imposed upon the Payments.

(iii)

(A) Subject to the provisions of this Section 5(f), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an outside nationally recognized accounting firm selected by the Company or the Board, in its reasonable discretion (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a payment hereunder, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of ownership or effective control of the Company, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, if applicable, as determined pursuant to this Section 5(f), shall be paid by the Company to the Executive within thirty (30) days of the receipt of the Accounting Firm’s determination. All determinations made by the Accounting Firm shall be based on detailed supporting calculations provided both to the Company and the Executive at such time as is requested by either party. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. In the event that the Company exhausts its remedies pursuant to Section 5(f)(iii)(B) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment (as defined below) that has occurred which shall be promptly paid by the Company to or for the benefit of the Executive. In no event shall the Gross-Up Payment be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

(B) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require an additional Payment or Payments, as the case may be, which have not been made by the Company, but could have been made pursuant to this Section 5(f) (the “Underpayment”). Such notification shall be given as soon as practicable but in no event later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claims, the Executive shall:

(1) give the Company any information reasonably requested by the Company relating to such claim,

(2) take such action in connection with contesting such claim as the Company shall reasonably request from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3) cooperate with the Company in good faith in order effectively to contest such claim, and

(4) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. In no event shall the payment of any Excise Tax or income tax (including interest and penalties with respect thereto) be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority. Without limitation on the foregoing provisions of this subsection (B), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and subject to the Company covering and paying in advance or as and when incurred all out of pocket expenses incurred in such contest; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues and/or claims that are materially related to the imposition of any Excise Tax or with respect to which a Gross-Up Payment would be otherwise payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. The Company and the Executive shall promptly deliver to each other copies of any written communications and summaries of any verbal communications with any taxing authority regarding the matters addressed herein.

(iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f)(iii)(B), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(f)(iii)(B)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(f)(iii)(B), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(g) No Further Rights. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination or resignation of employment.

6. Confidentiality.

(a) Confidential Information.

(i) The Executive agrees that he will not at any time, except with the prior written consent of the Company or any of its subsidiaries or affiliates (collectively, the “Company Group”), or as required by applicable law, directly or indirectly, reveal to any person, entity or other organization (other than any member of the Company Group or its respective employees, officers, directors, shareholders or agents) or use for the Executive’s own benefit any confidential or proprietary information of any member of the Company Group (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group, including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, or other confidential information used by, or useful to, any member of the Company Group and known to the Executive by reason of the Executive’s employment by, shareholdings in or other association with any member of the Company Group; provided that such Confidential Information does not include any information which is available to the general public or is generally available within the relevant business or industry other than as a result of the Executive’s breach of this Agreement. Confidential Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.

(ii) In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall, if permitted by law, provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. The Company shall promptly pay (upon receipt of invoices and any other documentation as may be requested by the Company) all reasonable expenses and fees incurred by the Executive, including attorneys’ fees, in connection with his compliance with the immediately preceding sentence.

(b) Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during the Term and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

(c) Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. Upon the request and at the expense of the Company Group, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 6.

7. Noncompetition. The Executive agrees that, for a period commencing on the Effective Date and ending on the last day of the Restricted Period (as defined below), the Executive shall not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent or otherwise, alone or in association with any other person, firm, corporation or other business organization, carry on a Competing Business (as defined herein) within the Restricted Territory (as defined herein). For purposes of this Section 7: (a) carrying on a “Competing Business” means to engage in the competing business of manufacturing, designing, distributing, marketing and selling industrial machining chemicals or plastics molding manufacturing equipment or any other business engaged in by a member of the Company Group within 12 months prior to termination of employment; (b) the “Restricted Territory,” as of any given date, means any geographic area in which the Company then sells products or otherwise conducts business; and (c) the “Restricted Period” means, (X) if the Executive’s employment is terminated or the Executive resigns under the circumstances described in Section 5(b) above, the period beginning on the Effective Date, and ending on the date of the last scheduled payment of severance under Section 5(b) (without adjustment pursuant to Section 5(b)(iii)), or (Y) in all other circumstances, the period beginning on the Effective Date, and ending on the last day of the 18th month after the Executive’s termination of employment. Notwithstanding the foregoing, nothing herein shall limit the Executive’s right to own not more than two percent of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

8. Non-Solicitation. The Executive agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, (a) interfere with or attempt to interfere with the relationship between any person who is, or was during the Restricted Period or the 3-month period immediately preceding the commencement of the Restricted Period, an employee, officer, representative or agent of the Company Group and any member of the Company Group, or solicit, induce or attempt to solicit or induce any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities, provided that the foregoing shall not prevent general employment solicitations that do not specifically target any such persons; or (b) induce or attempt to induce any customer, client, supplier, licensee or other business relation of any member of the Company Group to cease doing business with any member of the Company Group, or in any way interfere with the relationship between any member of the Company Group and any customer, client, supplier, licensee or other business relation of any member of the Company Group. As used herein, the term “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any competitor of any member of the Company Group to induce or interfere with any employee or business relationship of any member of the Company Group.

9. No Conflicting Agreement. The Executive represents, warrants and covenants to the Company that (a) the Executive has not taken, and will return or (with the consent of his former employer(s)) destroy without retaining copies, all proprietary and confidential materials of his former employer(s); (b) the Executive has not used any confidential, proprietary or trade secret information in violation of any contractual or common law obligation to his former employer(s); (c) except as previously disclosed to the Company in writing, the Executive is not party to any agreement, whether written or oral, that would prevent or restrict him from engaging in activities competitive with the activities of his former employer(s), from directly or indirectly soliciting any employee, client or customer to leave the employ of, or transfer its business away from, his former employer(s) or, if the Executive is subject to such an agreement or policy, he has complied with it; and (d) the Executive is not a party to any agreement, whether written or oral, that would be breached by or would prevent or interfere with the execution by the Executive of this Agreement or the fulfillment by the Executive of the Executive’s obligations hereunder.

10. Nondisparagement. Each party represents, warrants and covenants to the other that at no time during the Term or thereafter shall such party make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the other party or any of its respective directors, officers or employees, as applicable.

11. Section 409A of the Code. This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, if the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s “Separation from Service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the fifteenth day of the first calendar month following the end of the period.

12. Certain Remedies.

(a) Forfeiture/Payment Obligations. In the event the Executive fails to comply with Sections 6 through 10, other than any isolated, insubstantial and inadvertent failure, the Executive agrees that he will forfeit any amounts not already paid pursuant to Section 5(b) of this Agreement.

(b) Injunctive Relief. Without intending to limit the remedies available to the Company Group, including, but not limited to, that set forth in Section 12(a) hereof, the Executive agrees that a breach of any of the covenants contained in Sections 6 through 10 of this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6 through 10 of this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

13. Defense of Claims. The Executive agrees that, during the Term, and for a period of six years after termination of the Executive’s employment, upon request from the Company, the Executive will reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such claim or action. The Company agrees to promptly pay in advance or reimburse the Executive for, as requested by the Executive, all of the Executive’s reasonable travel and other direct costs and expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 13, including, but not limited to, legal costs and expenses.

14. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

15. Nonassignability; Binding Agreement.

(a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Company. This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets.

(c) Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

16. Withholding. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

17. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

18. Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of Cincinnati, Ohio.

19. Survival of Certain Provisions. Unless expressly provided otherwise, the rights and obligations set forth in this Agreement shall survive any termination or expiration of this Agreement.

20. Entire Agreement; Supersedes Previous Agreements. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein, and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof (including the Existing Employment Agreement), all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

21. Costs and Expenses. The Company shall pay the costs and expenses (including legal fees and expenses) of negotiating and executing this Agreement as Company Transaction Expenses under the Purchase Agreement.

22. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

23. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

24. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Milacron Holdings Inc.

4165 Half Acre Road

Batavia, OH 45103

Attn.: Dennis Smith

Email: dennis_smith@milacron.com

Facsimile: (513) 536-3515

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: David M. Blittner, Esq.

Email: david.blittner@weil.com

Facsimile: (212) 310-8007

To the Executive:

John Francy

814 Tweed Avenue

Cincinnati, OH 45226

Email: john_francy@milacron.com

Facsimile: (513) 536-3504

with a copy to:

Paul Hastings LLP

600 Peachtree Street, NE

Suite 2400

Atlanta, GA 30308

Attention: Walter E. Jospin

Email: walterjospin@paulhastings.com

Facsimile: (404) 815-2424

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

MILACRON HOLDINGS INC.

By:	/s/ Dennis H. Smith
Name: Dennis H. Smith
Title: President and CEO

JOHN FRANCY /s/ JOHN FRANCY

[SIGNATURE PAGE TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT]

Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by John Francy (the “Executive”) and Milacron Holdings Inc. (the “Company”), effective as of                , in connection with the termination of the Executive’s employment with the Company as of                .

In consideration of the promises set forth in the Amended and Restated Employment Agreement between the Executive and the Company, dated April 30, 2012 (the “Employment Agreement”), the Executive and the Company agree as follows:

1. Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company; provided, that, after the notification of an consultation with the Company, the Executive may keep one copy of such items as he may reasonably expect to use to protect his rights under this Agreement.

2. General Release and Waiver of Claims.

(a) Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under the Employment Agreement that are contingent upon the execution by the Executive of this Agreement and (ii) any indemnification rights the Executive may have under the Employment Agreement, in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company. This Section 2(a) does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 2(b) of this Agreement.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his revocation of the release and waiver contained in this paragraph.

(c) No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.

3. Proceedings.

(a) General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in Sections 3(b) and 3(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Executive under the Employment Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b) Proceedings Under ADEA. Section 3(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Section 2(b) of this Agreement). However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c) Certain Administrative Proceedings. In addition, Section 3(a) shall not preclude the Executive from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

2

4. Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if he fails to abide by any of the terms of this Agreement or his post-termination obligations contained in the Employment Agreement, or if he revokes the ADEA release contained in paragraph 2(b) within the seven-day period provided under paragraph 2(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to measurement in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching his post-termination obligations under the Employment Agreement or his obligations under paragraphs 2 and 3 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement he shall be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Company.

5. Severability Clause. In the event that any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6. Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or the Executive.

7. Governing Law and Forum. The Executive and the Company agree that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of Cincinnati, Ohio.

3

8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Milacron Holdings Inc.

4165 Half Acre Road

Batavia, OH 45103

Attn.: Dennis Smith

Email: dennis_smith@milacron.com

Facsimile: (513) 536-3515

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: David M. Blittner, Esq.

Email: david.blittner@weil.com

Facsimile: (212) 310-8007

To the Executive:

John Francy

814 Tweed Avenue

Cincinnati, OH 45226

Email: john_francy@milacron.com

Facsimile: (513) 536-3504

with a copy to:

Paul Hastings LLP

600 Peachtree Street, NE

Suite 2400

Atlanta, GA 30308

Attention: Walter E. Jospin

Email: walterjospin@paulhastings.com

Facsimile: (404) 815-2424

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery or nationally recognized courier, upon receipt or (ii) if sent by electronic mail or facsimile, upon receipt by the sender of such transmission.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

MILACRON HOLDINGS INC.

By:
Name: Title:

THE EXECUTIVE

John Francy

Dated: